[CHADBOURNE & PARKE LLP]





                        September 8, 1997


Panda Global Energy Company
Panda Global Holdings, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Dear Sirs:

      We have acted as counsel for Panda Global Energy Company, a Cayman Islands Company (the "Company") and Panda Global Holdings, Inc., a Delaware Corporation, in connection with the proposed issuance and sale by the Company of up to $155,200,000 in aggregate principal amount of 12 1/2% Registered Senior Secured Notes due 2004 (the "Notes"), which are being registered with the Securities and Exchange Commission on Form S-1 (Registration No. 333-29005) under the Securities Act of 1933, as amended (the "Act") and Amendment No. 1 thereto filed on August 11, 1997, and Amendment No. 2 thereto filed September 8, 1997 (collectively, the Registration Statement"). The Notes are to be issued pursuant to a Trust Indenture, dated as of April 22, 1997, among the Company and Bankers Trust Company, as trustee, (the "Indenture"), and are to be exchanged for the Company's 12 1/2% Senior Secured Notes due 2004 (the "Old Notes").

      As such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-Laws of the Company, as amended to the date hereof, the Indenture and resolutions adopted by the Company's Board of Directors in connection with the authorization, registration, issuance and sale of the Notes. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

      On the basis of the foregoing, we are of the opinion that, when duly executed, authenticated and delivered in exchange for the Old Notes, the Notes will constitute the valid and binding obligations of the Company.

      We are members of the bar of the State of New York and with your approval do not herein express any opinion as to any matters governed by any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                              Very truly yours,



                              CHADBOURNE & PARKE LLP